                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             ACUSON CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             ACUSON CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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


                                    [LOGO]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be held June 8, 1999

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acuson Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, June 8, 1999 at 10:00 a.m., local time, at the Acuson Education Center, 1393 Shorebird Way, Mountain View, California, for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year and until their successors are elected.

  2. To ratify and approve the Company's 1999 Senior Executive Bonus Plan.

  3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on April 9, 1999 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Charles H. Dearborn
                                          Charles H. Dearborn
                                          Secretary

Mountain View, California
April 30, 1999

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                              ACUSON CORPORATION
                             1220 Charleston Road
                                 P.O. Box 7393
                         Mountain View, CA 94039-7393

                               ----------------

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                            To be held June 8, 1999

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of the Board of Directors of Acuson Corporation, a Delaware corporation (the "Company" or "Acuson"), for use at the Annual Meeting of Stockholders to be held on Tuesday, June 8, 1999, at 10:00 a.m., local time (the "Annual Meeting"), or at any continuation or adjournment of that meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders dated the date hereof. The Annual Meeting will be held at the Acuson Education Center, 1393 Shorebird Way, Mountain View, California.

Solicitation

  The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

  The Company intends to mail this proxy statement and accompanying proxy on approximately April 30, 1999.

Voting

  Only holders of Common Stock of record at the close of business on April 9, 1999, will be entitled to notice of and to vote at the Annual Meeting. As of April 9, 1999, the Company had outstanding 26,775,775 shares of Common Stock. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of Common Stock authorized to vote will constitute a quorum for the transaction of business at the Annual Meeting and any continuation or adjournment thereof. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The other proposals submitted to the stockholders in the enclosed proxy must be approved by the vote of the holders of a majority of the shares of the Common Stock of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting. In determining whether such proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

Revocability of Proxies

  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1220 Charleston Road, P.O. Box 7393, Mountain View, California, 94039-7393, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

Stockholder Proposals

  Proposals of stockholders that are intended to be presented at the Company's 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting") must be received by the Company no later than January 2, 2000 in order to be included in the proxy statement and proxy relating to the 2000 Annual Meeting. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  PROPOSAL 1

                     NOMINATION AND ELECTION OF DIRECTORS

  One of the purposes of the Annual Meeting is the election of the Board of Directors of the Company to hold office until the 2000 Annual Meeting or until their successors are elected and have qualified. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below, unless one or more of such nominees should become unavailable for election by reason of death or other unexpected occurrence, in which event such shares shall be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated has agreed to serve if elected, and the Company knows of no reason why any of the listed nominees would be unavailable to serve.

Nominees and Present Directors

  The Bylaws of the Company provide that the number of directors of the Company shall be fixed from time to time by the Board of Directors. At present, the authorized size of the Board of Directors is five. The Board of Directors has nominated five persons for election to the Board of Directors. Proxies cannot be voted for more than five persons.

  Set forth below is information regarding the nominees for election as directors, including information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of April 15, 1999.

Name                     Age Position                                          Director Since
----                     --- --------                                          --------------
Samuel H. Maslak........  50 Chairman of the Board and Chief Executive Officer September 1981
Daniel R. Dugan.........  44 President and Director Nominee                    --
Albert L. Greene........  49 Director                                          March 1995
Karl H. Johannsmeier....  70 Director                                          March 1995(/1/)
William J. Mercer.......  50 Director Nominee                                  --

--------
(1) Mr. Johannsmeier also served as a director of the Company from September 1981 to May 1994.

  Samuel H. Maslak co-founded the Company in September 1981 and has served as Chief Executive Officer and a director since that date. He served as President of the Company from September 1981 until May 1995. He was appointed Chairman of the Board in May 1995.

  Daniel R. Dugan joined the Company in 1984 in a sales management role. He has held several senior positions in sales and marketing including Senior Vice President, Worldwide Sales, Service and Marketing to which he was promoted in 1994. In 1997 he was promoted to President and is currently responsible for all functional areas of the Company.

  Albert L. Greene is the President, Chief Executive Officer and co-founder of HealthCentral.com, a web-based software and information services company. Mr. Greene served from 1990 to 1998 as Chief Executive Officer of Sutter Health East Bay, Alta Bates Health Systems and Alta Bates Medical Center in Berkeley. He was Chair of the California Healthcare Association in 1998. Mr. Greene is also a director of Quadramed Corporation, a healthcare technology and solutions provider.

  Karl H. Johannsmeier served as a director of the Company from September 1981 to May 1994 and has also served as a director from March 1995 to the present. He founded Optimetrix Corporation, a semiconductor processing equipment company, where he served as President and Chief Executive Officer from 1976 to 1981 and as Chairman of the Board of Directors from 1976 to 1984. Optimetrix Corporation was acquired by Eaton Corporation in 1982. Mr. Johannsmeier has been a private investor over the last twenty years.

  William J. Mercer serves as a Director, President and Chief Executive Officer of ALARIS Medical, Inc., successor company of IVAC Medical Systems, Inc. ALARIS Medical, Inc., a publicly traded holding company, and its wholly owned subsidiary, ALARIS Medical Systems, Inc., is known for its IMED(R) and IVAC(R) brand names of intravenous infusion therapy products and patient monitoring equipment and Instromedix(R) cardiac event recorder brands. Prior to joining the ALARIS organization in 1995, Mr. Mercer served as Senior Vice President of Mallinckrodt, Inc. Mr. Mercer's primary responsibility during his 17-year career at Mallinckrodt was leading the Medical Imaging Group of Mallinckrodt Medical, serving radiology, cardiology and nuclear medicine physicians and professionals.

  The Board of Directors recommends a vote FOR the election of nominees named above.

                                  PROPOSAL 2

                  RATIFICATION AND APPROVAL OF THE COMPANY'S
                       1999 SENIOR EXECUTIVE BONUS PLAN

  The Board of Directors has approved the adoption of a new 1999 Senior Executive Bonus Plan (the "Bonus Plan"). Adoption of the Bonus Plan is subject to the approval of a majority of the shares of the Company's Common Stock which are present in person or by proxy and entitled to vote at the Annual Meeting. The Bonus Plan provides the Company's key executive officers with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units.

Background and reasons for adoption

  The Company currently has a practice of awarding performance-based bonuses similar to the bonuses provided under the Bonus Plan, pursuant to which the Company rewards management for achieving certain performance objectives, as well as a practice of paying discretionary bonuses. However, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of that amount if it qualifies as "performance-based compensation", as defined in Section 162(m). The Bonus Plan is designed to qualify payments thereunder as performance-based compensation, so that the Company may continue to receive a federal income tax deduction for the payment of incentive bonuses to its executive officers. The Company will continue to operate its current bonus plan, as well, for the compensation of executive officers for whom Section 162(m) is not an issue, and the Board of Directors may determine not to utilize the Bonus Plan for any year, even if it is approved by the stockholders. Even if the plan is implemented, the Company may pay bonuses outside of the Bonus Plan to executive officers subject to Section 162(m) for which a deduction may not be available.

Description of the Bonus Plan

  The following paragraphs provide a summary of the principal features of the Bonus Plan and its operation. The Bonus Plan is set forth in its entirety as Exhibit A to this Proxy Statement. The following summary is qualified in its entirety by reference to Exhibit A.

Purpose of the Bonus Plan

  The Bonus Plan is intended to increase stockholder value and the success of the Company by motivating key executive officers to perform to the best of their abilities and achieve the Company's objectives.

Administration of the Bonus Plan

  The Bonus Plan will be administered by a committee appointed by the Board of Directors in accordance with the express provisions of the Bonus Plan and the requirements of Section 162(m). This committee shall consist of no fewer than two members of the Board.

Eligibility to receive awards

  All officers of the Company are eligible to participate in the Bonus Plan. Participation in the Bonus Plan by any particular officer is determined annually in the sole discretion of the committee administering the Bonus Plan. In selecting participants for the Bonus Plan, the committee will choose officers of the Company who are likely to have a significant impact on Company performance. Participation will be in the sole discretion of the committee administering the Bonus Plan, but it currently is expected that five officers will participate each year.

Target awards and performance goals

  For each year (or portion of a year), the committee administering the Bonus Plan will establish in writing: (1) a target award for each participant, (2) the performance goals which must be achieved in order for the participant to be paid the target award, and (3) a formula for increasing or decreasing a participant's target award depending upon how actual performance compares to the pre-established performance goals. Each participant's target award will be expressed as a percentage of his or her base salary. Base salary under the Bonus Plan means the participant's annual salary rate on the last day of the year. There are ten performance measures which the committee administering the Bonus Plan may use in setting the performance goals for any year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: (1) annual net sales, (2) controllable profits, (3) customer satisfaction measured by specific objective goals, (4) earnings per share, (5) individual objective goals, (6) net income, (7) new orders, (8) pro forma net income, (9) return on designated assets, and (10) return on sales. Each of these measures is defined in the Bonus Plan. The committee may set performance goals that differ from participant to participant. For example, the committee may choose performance goals that apply on either a corporate or business unit basis, as deemed appropriate in light of the participant's responsibilities.

Determination of actual awards

  After the end of each performance goal period, the committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award, if any, for each participant will be determined by applying the formula to the level of actual performance which has been certified by the committee. However, the committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Also, no participant's actual award under the Bonus Plan may exceed $3 million for any year. Furthermore, the Bonus Plan contains a continuous employment requirement. If a participant terminates employment with the Company prior to the award payment date, he or she generally will not be entitled to the payment of an award for the year.

However, if the participant's termination is due to disability or death, the committee will proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the committee deems appropriate. Awards under the Bonus Plan generally will be payable in cash after the end of the performance goal period during which the award was earned. However, the committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under the Company's 1995 Stock Incentive Bonus Plan. Any restricted stock so granted would vest over a period not longer than four years.

Pro forma benefits for the plan

  Because payments under the Bonus Plan are determined by comparing actual performance to the annual performance goals established by the committee, it is not possible to conclusively state the amount of benefits which will be paid under the Bonus Plan. The awards, if any, paid under the Bonus Plan generally will be the only annual cash incentive bonuses the participant will receive. Officers who are not participants in the Bonus Plan will be eligible for an incentive bonus under the Company's regular performance-based bonus plan. See "Compensation Committee and Stock Option Committee Report on Executive Compensation." The Bonus Plan will not be used for the 1999 calendar year.

Amendment and termination of the Bonus Plan

  The Board of Directors may amend or terminate the Bonus Plan at any time and for any reason, but in accordance with Section 162(m) of the Code, certain material amendments to the Bonus Plan will be subject to stockholder approval.

 The Board of Directors recommends a vote FOR the ratification and approval of the Company's 1999 Senior Executive Bonus Plan.

    An abstention will have the same effect as a vote against the proposal.

                                  PROPOSAL 3

                         RATIFICATION OF SELECTION OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements annually since the Company's inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. The Board of Directors is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

  The Board of Directors recommends a vote FOR ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

             SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 28, 1999, by (i) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock; (ii) all directors and nominees for director; (iii) the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Compensation of Directors and Executive Officers" below; and (iv) all executive officers and directors of the Company as of January 28, 1999 as a group. Messr. Johannsmeier, Greene, Dugan and Dr. Maslak can be contacted at the offices of the Company. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                 Beneficial Ownership(1)
                                                 --------------------------------
Beneficial Owner                                    Shares            Percent
----------------                                 -------------       ------------
Neuberger Berman, LLC..........................      1,415,000(/2/)       5.29%
 605 Third Avenue
 New York, NY 10158-3698
Stein Roe & Farnham Incorporated...............      1,413,100(/3/)       5.28%
 One South Wacker Drive
 Chicago, IL 60606
State of Wisconsin Investment Board............      1,400,500(/4/)       5.23%
 PO Box 7842
 Madison, WI 53707
Karl H. Johannsmeier...........................      5,204,700(/5/)      19.43%
Samuel H. Maslak...............................      1,956,122(/6/)       7.19%
Robert J. Gallagher............................        320,421(/7/)        1.2%
Daniel R. Dugan................................        260,744(/8/)           *
Bradford C. Anker..............................        175,691(/9/)           *
Albert L. Greene...............................         26,777(/10/)          *
Edward P. Cornell..............................         15,000(/11/)          *
All Executive Officers and Directors as a group      8,196,538(/12/)     29.06%
 (10 persons)..................................

--------
  *Less than 1%
 (1) Beneficial ownership includes all unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1999, which are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by the person holding such options but are not deemed outstanding for computing the percentage of any other person pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The number of shares of Common Stock issued and outstanding on January 28, 1999 was 26,754,237.
 (2) Based solely on information contained in a statement on Schedule 13G filed by such stockholder with the Securities and Exchange Commission on February 5, 1999.
 (3) Based solely on information contained in a statement on Schedule 13G filed by such stockholder with the Securities and Exchange Commission on February 11, 1999.
 (4) Based solely on information contained in statement on Schedule 13G filed by such stockholder with the Securities and Exchange Commission on February 1, 1999.
 (5) Includes 26,277 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1999.
 (6) Includes 458,344 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1999 and 27 shares held in Dr. Maslak's 401(k) plan account. Also includes 4,030 shares for which Dr. Maslak disclaims beneficial ownership.

 (7) Includes 259,527 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1999 and 41 shares held in Mr. Gallaghers's 401(k) plan account.
 (8) Includes 251,763 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1999 and 41 shares held in Mr. Dugan's 401(k) plan account.
 (9) Includes 175,650 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1999 and 41 shares held in Mr. Anker's 401(k) plan account.
(10) Includes 26,277 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1999.
(11) Includes 15,000 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1999.
(12) Includes 4,030 shares as to which beneficial ownership is disclaimed by certain executive officers of the Company and 246 shares held in certain executive officers' 401(k) plan accounts. Also includes 1,446,350 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1999.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers serving as executive officers during 1998, for the years ended December 31, 1998, 1997 and 1996.

                          Summary Compensation Table

                                                         Long Term
                                                        Compensation
                                   Annual Compensation     Awards
                                   -------------------- ------------  All Other
Name and Principal                                                   Compensation
Position                 Year      Salary ($) Bonus ($) Options (#)      ($)
------------------       ----      ---------- --------- ------------ ------------
Samuel H. Maslak........ 1998       $725,000         0    100,000      $ 1,000(/1/)
 Chairman and Chief      1997       $725,000  $145,000          0      $ 1,000(/1/)
 Executive Officer       1996       $725,000  $108,750    100,000      $ 1,000(/1/)

Robert J. Gallagher..... 1998       $450,000         0     50,000      $ 1,000(/1/)
 Vice Chairman and       1997       $450,000  $ 90,000          0      $ 1,000(/1/)
 Chief Operating Officer 1996       $450,000  $ 45,000     50,000      $ 1,000(/1/)

Daniel R. Dugan......... 1998       $450,000         0          0      $35,424(/2/)(/3/)
 President               1997       $385,794  $ 77,600    100,000      $58,097(/2/)(/4/)
                         1996       $345,000  $ 86,250     50,000      $58,253(/2/)(/5/)

Edward P. Cornell....... 1998       $340,000  $ 22,100          0      $79,332(/7/)
 Senior Vice President,
  Engineering            1997(/6/)  $ 98,750         0     75,000      $55,568(/8/)

Bradford C. Anker....... 1998       $280,000  $ 16,800          0      $ 1,000(/1/)
 Vice President,         1997       $265,000  $ 31,800     15,000      $ 1,000(/1/)
 Manufacturing           1996       $265,000  $ 26,500     25,000      $ 1,000(/1/)

--------
(1) Consisting of an employer contribution of $750 in cash and $250 in shares of Acuson Common Stock to each employee's 401(k) plan account.
(2) In connection with Mr. Dugan's relocation to the San Francisco Bay Area in August 1991, the Company loaned Mr. Dugan $400,000 to assist him in the purchase of a home. The loan was secured by Mr. Dugan's residence. The loan was interest free and was fully forgiven on a daily basis which commenced on August 8, 1991. The loan was forgiven in full on August 8, 1998.
(3) Consisting of an employer contribution of $750 in cash and $250 in shares of Acuson Common Stock to Mr. Dugan's 401(k) plan account and partial forgiveness of a loan from the Company in the amount of $34,424. See note 2 above.

(4) Consisting of an employer contribution of $750 in cash and $250 in shares of Acuson Common Stock to Mr. Dugan's 401(k) plan account and partial forgiveness of a loan from the Company in the amount of $57,097. See note 2 above.
(5) Consisting of an employer contribution of $750 in cash and $250 in shares of Acuson Common Stock to Mr. Dugan's 401(k) plan account and partial forgiveness of a loan from the Company in the amount of $57,253. See note 2 above.
(6) Mr. Cornell joined the Company in September 1997.
(7) Consisting of a housing allowance of $8,000 and partial forgiveness of a loan from the Company in the amount of $76,026. See "Certain Relationships and Other Transactions" for a description of such loan.
(8) Consisting of a $2,000 housing allowance, a relocation bonus of $35,000 and relocation expenses of $18,568.

  During 1998, each non-employee director received an annual fee of $26,000 in connection with his service as a member of the Board of Directors of the Company and was reimbursed for all travel expenses incurred in attending meetings of the Board. Pursuant to the Company's 1995 Stock Incentive Plan, each non-employee director who was elected at the 1998 Annual Meeting was granted an option on May 27, 1998, to purchase 7,500 shares of the Company's Common Stock at an exercise price equal to the then fair market value of $18.75 per share.

                     OPTIONS GRANTED TO EXECUTIVE OFFICERS

  The following two tables set forth certain information regarding stock options granted to, exercised by and owned by the executive officers named in the foregoing Summary Compensation Table during 1998.

                       Option Grants in Last Fiscal Year

                                                                              Potential Realizable
                                         % of Total                         Value at Assumed Rates of
                                          Options                           Stock Price Appreciation
                                         Granted to                            for Option Term (2)
                           Options      Employees in  Exercise   Expiration -------------------------
Name                     Granted (#)    Fiscal Year  Price/Share    Date         5%          10%
----                     -----------    ------------ ----------- ---------- ------------ ------------
Samuel H. Maslak........   100,000(/1/)     9.44%      $17.25     1/26/08   $  1,084,843 $  2,749,206
Robert J. Gallagher.....    50,000(/1/)     4.72%      $17.25     1/26/08   $    542,422 $  1,374,603
Daniel R. Dugan.........         0            --           --          --             --           --
Edward P. Cornell.......         0            --           --          --             --           --
Bradford C. Anker.......         0            --           --          --             --           --

--------
(1) Granted at fair market value on the date of grant under the Company's 1995 Stock Incentive Plan; vesting over four years with 20% of the shares vesting on each of the first and second anniversaries of the grant date and 30% of the shares vesting on each of the third and fourth anniversaries of the grant date. Vesting may be accelerated and the options may be repriced at the discretion of the Board of Directors. Subject to certain exceptions and conditions, in the event that a person or entity acquires more than 20% of the Company's then outstanding Common Stock without the approval of the Board of Directors, vesting of outstanding options is automatically accelerated.
(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Assuming 5% and 10% compounded annual appreciation of the stock price over the term of the option, the price of a share of Common Stock underlying an option issued January 26, 1998 with an exercise price of $17.25 would be $28.10 and $44.74, respectively, on January 26, 2008. The closing sale price of Acuson Common Stock on the New York Stock Exchange on December 31, 1998 was $14.75.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                     Number of Securities        Value of Unexercised
                            Shares                  Underlying Unexercised       In-the-Money Options
                         Acquired on     Value       Options at FY-End (#)          at FY-End ($)
Name                     Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable(1)
----                     ------------ ------------ ------------------------- ----------------------------
Samuel H. Maslak........      --           --           433,526/143,249            $1,029,100/   --
Robert J. Gallagher.....      --           --           242,301/ 99,928           $565,180/$106,136
Daniel R. Dugan.........      --           --           242,129/140,911           $304,199/ $27,712
Edward P. Cornell.......      --           --            15,000/ 60,000                   --
Bradford C. Anker.......      --           --           170,482/ 27,256           $532,754/  $4,998

--------
(1) Value per share is defined as the market price of Acuson Common Stock at year end minus the per share exercise price of the option. The closing sale price of Acuson Common Stock on the New York Stock Exchange on December 31, 1998 was $14.75.

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                        CHANGE IN CONTROL ARRANGEMENTS

  On October 12, 1998, the Company entered into Change in Control Agreements with six of the Company's executive officers, including Messrs. Dugan, Gallagher, Cornell and Dr. Maslak. The agreements provide that if within 13 months of a Change in Control of the Company (as defined in the agreement), such officer's employment is terminated other than for Cause (as defined in the agreement), disability, such officer's retirement, or such officer's resignation without Good Reason (as defined in the agreement) such officer shall be paid two years' salary, bonuses and regular benefits plus any accrued but unpaid salary, bonuses and benefits, and all stock options issued to such officer shall immediately become 100% vested. Each agreement remains in effect for a period of three years but is automatically renewed for subsequent one year terms unless either party gives 90 days notice of intent not to renew.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Company believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel in the competitive Silicon Valley area, and should also provide meaningful incentives for measurably superior performance. The Company seeks to reward achievement of long and short-term performance goals measured by successful development of new products, sales volume, meeting or exceeding financial targets and other factors. In addition, the Company's performance is considered on an absolute basis and in comparison to other ultrasound companies in the United States and other high technology companies in the San Francisco Bay Area in determining executive remuneration.

  The Company's executive compensation generally consists of a base salary, a cash bonus and long-term incentive compensation in the form of stock options. Salaries for the Company's executive officers, other than for the Chief Executive Officer, are recommended by the Chief Executive Officer, and reviewed and approved by the Compensation Committee of the Board of Directors. In determining his recommendations for salaries of executive officers, Dr. Maslak generally does not employ a formulaic approach or assign a predetermined weight to any specific objective or subjective criteria. Rather, he relies on a number of factors he deems important in making his recommendations. These factors include the performance of the executive over the past year, his view of the value of the executive's position at the Company and the importance of the output of the functional area managed by the executive, both on an absolute basis and on a relative basis in comparison to the challenges facing that functional area and the results achieved, as well as his view of the Company's performance and the ultrasound market in general. He also reviews publicly available executive compensation surveys chosen for their reputability and relevance to the Company in terms of geographic area and size of companies surveyed and on a study of executive compensation in publicly-held high technology companies, including competitors and neighboring companies in the San Francisco Bay Area. Neither the surveys nor the study specifically use data for the companies included in the groups listed in the performance graph in this proxy statement.

  The salary for the Chief Executive Officer is determined in much the same manner by the Compensation Committee, with the Committee considering the survey data, an assessment of the Company's performance and Dr. Maslak's performance and contributions to the Company. In general, there has been no formulaic tie between the Company's stated goals and performance and Dr. Maslak's salary; instead the Compensation Committee's judgment and discretion has been used.

  In 1997, the Compensation Committee adopted a new compensation scheme for all officers designed to focus and motivate them to improve operating results by making a higher percentage of the compensation of all officers variable. The Committee also recognized that the trend in executive compensation was to have a greater percentage of an executive's pay "at risk". The Committee continued this new compensation program for 1998. Under the new plan as implemented for 1998, all officers other than Dr. Maslak and Messrs. Gallagher and Dugan had a bonus program that paid up to 20% of their base compensation. The bonus for Mr. Dugan and Mr. Gallagher was up to 25% of their base compensation, and the bonus for the Chief Executive Officer, Dr. Maslak, was up to 30% of his base compensation. For all officers other than Dr. Maslak, personal objectives were set by the officer's immediate supervisor and reviewed by Dr. Maslak. Under the plan, these objectives could be a combination of measurable goals, such as meeting order targets and profit margin targets; and qualitative goals, such as improving overall performance of individual departments. At full achievement of personal objectives, for all officers other than the Designated Officers, as described below, the 1998 plan would pay the target bonus percentage multiplied by the base salary paid during the measurement period. A percentage of the full pay out amount could be linked to each objective. In order for any amount to be paid for achievement of personal objectives, a satisfactory level of overall personal performance must be maintained. The Company reserved the right to modify objectives to meet changing business requirements by notifying participants within 30 days of the change. For 1998, the bonus program for the Chief Executive Officer, the Chief Operating Officer, the President, and one other executive officer (the "Designated Officers"), was such that the Committee could determine the percentage of target bonus to be paid based on its subjective evaluation of both the personal objectives described above as well as overall department and corporate objectives, such as financial results, orders, shipments, profit margins, relative market share, meeting product development milestones and expense controls in a timely manner, achievement versus difficulty of corporate objectives and positioning the Company for the future.

  In addition to the base target bonus, under the program for 1998, there was a further bonus for all executive officers, including the Designated Officers, equal to either 50% or 100% of the bonus actually paid to the officer depending on if the Company, as a whole, meets certain objectives. For 1998, Dr. Maslak proposed that the objectives be based on publicly reported earnings per share for the year. This "Company match" portion of the program is reconsidered every year, with the objectives and percentage "match" determined by the Committee.

  The Compensation Committee met in January 1998 to determine officers' salaries for 1998. As in 1997, Dr. Maslak recommended that due to the increase in variable pay under the new bonus program, the Company would have to slow officer salary increases in order to more closely match their total cash compensation to the survey data. As a result, he recommended that officers receive no salary increase for 1998 with the exception of three officers who received raises based on their performance in 1997. The Committee accepted Dr. Maslak's recommendations on the salary for the other officers and his recommendation that he should not have any increase in his salary for 1998 to permit his total targeted compensation to more closely match the survey data.

  The Compensation Committee met in February 1999 to determine the officers' 1998 bonuses under the new plan. Dr. Maslak reported to the Committee that the Company had not met the objective for the "Company match" portion of the bonus to be paid to the executive officers, and based on the qualitative and measurable factors described above, Dr. Maslak recommended base target bonuses for all executive officers other than the

Designated Officers. For the Designated Officers other than himself, Dr. Maslak recommended that based on current financial pressures on the Company, such Designated Officers receive no bonus for 1998. Dr. Maslak also recommended for the same reasons that he should receive no bonus. The Committee accepted his recommendations and agreed to grant no 1998 bonus to the Designated Officers, including Dr. Maslak.

  In addition to the bonus program described above, the Company has a merit bonus program that applies to employees, including officers, to recognize special accomplishments or significant efforts. The Chief Executive Officer has the discretion to grant a bonus to any officer consistent with the principles of this program. No bonuses were awarded to executive officers under this program in 1998.

  The Company awards stock options to encourage a long-term commitment to the Company and to direct officers' focus on long-term appreciation of stockholder value, as opposed to short-term results or functional area goals. In general, stock options align rewards with long-term increased value for stockholders. Stock options also serve as a reward and recognition for past work and as an incentive to perform well in the future. The Chief Executive Officer recommends a pool of shares available for stock option grants to officers as a whole and he compares the recommended pool with survey data drawn from high technology companies in the San Francisco Bay Area and other ultrasound companies. According to this data, the Company's overall pool of shares allocated for officer stock option grants in 1998 was comparable to officer stock option grants among the companies in the survey data. Dr. Maslak's recommendation of which individual officers should receive grants of stock options and the size of those grants was based primarily on his view of individual performance, the potential of the individual to influence positively the long-term growth of the Company, his evaluation of the relative importance of that individual in meeting the Company's objectives, and on advice from the Company's Human Resources Department on compensation necessary to hire and retain senior executives in the Silicon Valley area. The Executive Compensation Subcommittee accepted all of the Chief Executive Officer's recommendations. With respect to a grant to Dr. Maslak, the Committee concluded that a 100,000 share grant would be appropriate, on the basis that Dr. Maslak had received no salary increase for the past two years and because the Committee believed the Chief Executive Officer should have a substantial stock option position to tie his total compensation to increased stockholder value.

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers in 1998 did not exceed the $1 million limit per officer. The Compensation Committee is aware of the limitations imposed by
Section 162(m), and the exemptions available therefrom, and has therefore proposed the adoption of a Section 162(m) qualified bonus plan as discussed in Proposal 2 of this proxy statement.

                                          The Compensation Committee

                                          Karl H. Johannsmeier
                                          Albert L. Greene

                       PERFORMANCE GRAPH APPEARS HERE

                                                          HLTH CARE
Measurement Period           ACUSON         S&P           (MEDPDS &
(Fiscal Year Covered)        CORP.          INDEX         SUPP) - 500
-------------------          ----------     ---------     -----------
Measurement Pt-12/1993       $100           $100         $100
FYE 12/1994                  $134.02        $101.32      $118.58
FYE 12/1995                  $102.06        $139.40      $200.42
FYE 12/1996                  $201.03        $171.40      $230.03
FYE 12/1997                  $136.59        $228.59      $286.78
FYE 12/1998                  $122.17        $293.91      $413.36

Assumes $100 invested on December 31, 1993 in S&P 500 Index, Health Care (Medical Products & Supplies) Index and Acuson Corporation.
--------
(1) Total Return assumes reinvestment of dividends.
(2) Health Care (Medical Products & Supplies) Index includes C.R. Bard Inc., Baxter International Inc., Becton Dickimon & Co., Bausch & Lomb, Medtronic Inc., St. Jude Medical, Biomet, Inc., Boston Scientific and Guidant Corp.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Performance Graph will not be incorporated by reference into any of those prior filings; nor will such report or graph be incorporated into any future filings made by the Company under those statutes.

              RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

  There are no family relationships between any director or executive officer of the Company.

                  BOARD OF DIRECTORS COMMITTEES AND MEETINGS

  The Board of Directors has three standing committees and one standing subcommittee: the Compensation Committee, the Audit Committee, the Non-Officer Stock Option Administration Committee and the Executive Compensation Subcommittee. The Board does not have a nominating committee.

  The Compensation Committee was established in February 1993 to determine compensation to be paid to the Company's executive officers and to administer the Company's stock plans generally. The current members of the Compensation Committee are Messrs. Greene and Johannsmeier.

  The Audit Committee was established in October 1986 to recommend engagement of the Company's independent public accountants, to approve services performed by such accountants and to review, in consultation with the independent public accountants, the Company's accounting system and system of internal controls. The current member of the Audit Committee is Mr. Greene.

  The Non-Officer Stock Option Administration Committee was established in July 1987 to administer the Company's stock option plans only for non-officer employees of the Company. Its member is Dr. Maslak.

  The Executive Compensation Subcommittee was established in July 1997 to establish and administer performance-based compensation awards to executive officers of the Company, including grants of stock options under the Company's 1995 Stock Incentive Plan. The current members of the Executive Compensation Subcommittee are Messrs. Greene and Johannsmeier.

  During the fiscal year ended December 31, 1998, the Board of Directors held seven meetings, the Compensation Committee held three meetings, the Audit Committee held five meetings and the Executive Compensation Subcommittee held three meetings. The Non-Officer Stock Option Administration Committee acted solely by unanimous written consent in accordance with the Company's Bylaws and Delaware law. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees and subcommitees, if any, upon which such director served.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all of the Company's officers, directors and greater than ten percent beneficial owners complied with applicable Section 16(a) filing requirements during 1998.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Johannsmeier and Greene, neither of whom has ever been an officer or employee of the Company.

                 CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  In connection with the relocation of Edward P. Cornell, the Senior Vice President of Engineering, to the San Francisco Bay Area in September 1997, the Company loaned Mr. Cornell $400,000 pursuant to a promissory note to assist him in the purchase of a home in the San Francisco Bay Area. The loan is secured by Mr. Cornell's residence. The loan to Mr. Cornell is interest-free and will be fully forgiven on a daily basis over a seven-year period which commenced on September 2, 1997. The loan will be automatically forgiven upon termination of Mr. Cornell's employment without "cause" as defined in the promissory note, Mr. Cornell's death, reduction of Mr. Cornell's target compensation (with a base salary of not less than $176,000 per year) from the Company to an amount less than $200,000 per year, or a "change in control", as defined in the promissory note. If Mr. Cornell voluntarily terminates his employment with the Company or if he is terminated by the Company for "cause" he must repay the outstanding balance of the loan plus any tax savings to him resulting from any repayment of the loan, no later than the second anniversary of the date of his termination.

  As of December 31, 1998, approximately $323,974 of the loan to Mr. Cornell was outstanding and the largest amount outstanding during the year was $400,000.

                          ANNUAL REPORT AND FORM 10-K

  The Company's 1998 Annual Report, including financial statements and financial statement schedules is being mailed with this proxy statement to stockholders entitled to notice of the Annual Meeting. A copy of the Company's Report on Form 10-K for the year 1998 will be provided upon written request and without charge to each such stockholder. Requests should be sent to Stockholder Relations, Acuson Corporation, P.O. Box 7393, Mountain View, California 94039-7393.

                                OTHER BUSINESS

  The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Charles H. Dearborn
                                          Charles H. Dearborn
                                          Secretary

Mountain View, California
April 30, 1999

                                   EXHIBIT A

                              ACUSON CORPORATION
                       1999 SENIOR EXECUTIVE BONUS PLAN

                                   SECTION 1

                           ESTABLISHMENT AND PURPOSE

  1.1 Purpose. Acuson Corporation hereby establishes the Acuson Corporation 1999 Senior Executive Bonus Plan (the "Plan"). The Plan is intended to increase stockholder value and the success of the Company by motivating key executive officers (a) to perform to the best of their abilities, and (b) to achieve the Company's objectives. The Plan's goals are to be achieved by providing such executive officers with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

  1.2 Effective Date. The Plan is effective as of January 1, 2000 subject to the approval of a majority of the shares of the Company's common stock which are present in person or by proxy and entitled to vote at the 1999 Annual Meeting of Stockholders. As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

                                   SECTION 2

                                  DEFINITIONS

  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

  2.1 "Actual Award" means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee's authority under
Section 3.5 to reduce the award otherwise determined by the Payout Formula.

  2.2 "Annual Net Sales" means the Company's or business unit's net sales for the Plan Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Net Sales with respect to one or more Participants. In addition, Annual Net Sales will be calculated without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board that occurs during the Plan Year. For purposes of this definition, the Company's net sales shall include the net sales of its consolidated subsidiaries.

  2.3 "Base Salary" means as to any Plan Year, 100% of the Participant's annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

  2.4 "Board" means the Company's Board of Directors.

  2.5 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

  2.6 "Committee" means the committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an "outside director" under Code Section 162(m).

  2.7 "Company" means Acuson Corporation, a Delaware corporation.

  2.8 "Controllable Profits" means as to any Plan Year, a business unit's Annual Net Sales minus (a) cost of sales, (b) research, development, and engineering expense, (c) marketing and sales expense, and (d) general and administrative expense.

  2.9 "Customer Satisfaction MBOs" means as to any Participant for any Plan Year, the objective and measurable individual goals set by a "management by objectives" process and approved by the Committee, which goals relate to the satisfaction of external or internal customer requirements.

  2.10 "Determination Date" means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan's qualification as performance-based compensation under Code Section 162(m).

  2.11 "Disability" means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

  2.12 "Earnings Per Share" means as to any Plan Year, the Net Income or Pro Forma Net Income, divided by a weighted average number of shares of Company common stock outstanding and dilutive common stock equivalent shares deemed outstanding.

  2.13 "Individual MBOs" means as to a Participant for any Plan Year, the objective and measurable goals set by a "management by objectives" process and approved by the Committee in its sole discretion.

  2.14 "Maximum Award" means as to any Participant for any Plan Year, $3 million. The Maximum Award is the maximum amount which may be paid to a Participant for any Plan Year.

  2.15 "Net Income" means as to any Plan Year, the income after taxes of the Company and its consolidated subsidiaries for the Plan Year determined in accordance with generally accepted accounting principles, provided that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants. In addition, Net Income will be calculated without regard to the following events during the Plan Year: (i) any change in accounting standards that may be required by the Financial Accounting Standards Board, (ii) all one-time charges and write-offs, and
(iii) all expenses and income attributable to any acquisition of or merger with a business (other than those anticipated acquisitions or mergers that the Committee determines prior to the Plan Year should be included in the calculation of Net Income).

  2.16 "New Orders" means as to any Plan Year, the firm orders for a system, product, part, or service that are being recorded for the first time in accordance with the Company's policies and practices.

  2.17 "Participant" means as to any Plan Year, an officer of the Company who has been selected by the Committee for participation in the Plan for that Plan Year.

  2.18 "Payout Formula" means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

  2.19 "Performance Goals" means the goal(s) (or combined goal(s)) determined by the Committee in its sole discretion to be applicable to a Participant for a Plan Year. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Net Sales,
(b) Controllable Profits, (c) Customer Satisfaction

MBOs, (d) Earnings Per Share, (e) Individual MBOs, (f) Net Income, (g) New Orders, (h) Pro Forma Net Income, (i) Return on Designated Assets, and (j) Return on Sales. The Performance Goals may differ from Participant to Participant.

  2.20 "Plan Year" means the 2000 fiscal year of the Company and each succeeding fiscal year of the Company. Plan Year also means any fraction of a full Plan Year as determined by the Committee with proportional adjustments to the Maximum Award and all other terms of the Plan intended to apply to a full Plan Year.

  2.21 "Pro Forma Net Income" means as to any business unit for any Plan Year, the Controllable Profits of such business unit, minus allocations of corporate taxes, interest, and other expenses.

  2.22 "Return on Designated Assets" means as to any Plan Year, the Pro Forma Net Income, divided by the average of beginning and ending business unit designated assets, or Net Income, divided by the average of beginning and ending designated corporate assets.

  2.23 "Return on Sales" means as to any Plan Year, the percentage equal to Net Income or Pro Forma Net Income, divided by the Company's or the business unit's Annual Net Sales.

  2.24 "Target Award" means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

                                   SECTION 3

             SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

  3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

  3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing.

  3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant's Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

  3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing,
(b) be based on a comparison of actual performance to the Performance Goals,
(c) provide for the payment of a Participant's Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant's Actual Award under the Plan may exceed his or her Maximum Award.

  3.5 Determination of Actual Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid for a reason other than Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Plan Year, and (c) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid due to Disability or death, the Committee shall reduce his or her Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under clause (a) of this sentence).

                                   SECTION 4

                               PAYMENT OF AWARDS

  4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

  4.2 Timing of Payment. Payment of each Actual Award shall be made within three calendar months after the end of the Plan Year during which the Award was earned.

  4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under the Company's 1995 Stock Incentive Plan or successor equity compensation plan. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, "fair market value" shall be determined as provided in the Company's 1995 Stock Incentive Plan or successor equity compensation plan. Any restricted stock bonus so awarded shall vest over a period of not more than four years, subject to acceleration for termination of employment due to death or Disability.

  4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

  4.5 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Year, the Actual Award shall be paid to his or her estate.

                                   SECTION 5

                                ADMINISTRATION

  5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

  5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

  5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state, and local taxes.

                                   SECTION 6

                               GENERAL PROVISION

  6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

  6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual's employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

  6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

  6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the Sate of California, with the exception of California's conflict of laws provisions.

  6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee's discretion, be performed through the Company or any affiliate of the Company.

                                   SECTION 7

                           AMENDMENT AND TERMINATION

  7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan's qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

                                                                      0426-PS-99

ACU39B                            DETACH HERE
--------------------------------------------------------------------------------

                                     PROXY

                              ACUSON CORPORATION

                     Proxy Solicited by Board of Directors
          For Annual Meeting of Stockholders to be held June 8, 1999

  The undersigned hereby appoints Samuel H. Maslak and Daniel R. Dugan, and each of them, with full power of substitution, as proxies and attorneys-in-fact to vote the shares of Common Stock of Acuson Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held June 8, 1999 and at any adjournment(s) thereof, on the following matters as set forth in the Notice of said meeting and Proxy Statement related thereto, and, in their discretion, upon such other matters which may properly come before the meeting or any adjournment(s) thereof.

-------------                                                      -------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
    SIDE                                                               SIDE
-------------                                                      -------------

ACU39A                            DETACH HERE
--------------------------------------------------------------------------------
[X] Please mark                                                            ___
    votes as in                                                               |
    this example.

  This proxy will be voted as specified, or if no choice is specified, FOR items 1, 2 and 3.

  1. ELECTION OF DIRECTORS:
     Nominees: Daniel R. Dugan, Albert L. Greene, Karl H. Johannsmeier, Samuel H. Maslak, William J. Mercer

                           FOR             WITHHELD
                           [_]               [_]

[_]______________________________________
   For all nominees except as noted above

  2. To ratify and approve the Company's
     1999 Senior Executive Bonus Plan.

                    FOR             AGAINST         ABSTAIN
                    [_]               [_]             [_]

  3. To ratify the appointment of Arthur
     Andersen LLP as independent public
     accountants of the Company.

                    FOR             AGAINST         ABSTAIN
                    [_]               [_]             [_]


                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]


                               Please sign below exactly as your name or names appear hereon. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.


Signature:_________________ Date:______ Signature:_________________ Date:______